Exhibit 8.2

FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

[●], 2018

Express Scripts Holdings Company
One Express Way
St. Louis, Missouri  63121

Ladies and Gentlemen:

We are acting as tax counsel to Express Scripts Holding Company, a Delaware corporation (“Express Scripts”), in connection with the Agreement and Plan of Merger dated March 8, 2018, by and among Cigna Corporation, a Delaware corporation (“Cigna”), Express Scripts, Halfmoon Parent, Inc., a Delaware corporation (“New Cigna”), Halfmoon I, Inc., a Delaware corporation and a wholly-owned subsidiary of New Cigna, and Halfmoon II, Inc., a Delaware corporation and a wholly owned subsidiary of New Cigna (such agreement, the “Merger Agreement”). This opinion is being delivered in connection with the Registration Statement (File No. 333-224960) of New Cigna on Form S-4 filed with the Securities and Exchange Commission on May 16, 2018, as amended and supplemented through the date hereof, including the related joint Proxy/Statement Prospectus (the “Registration Statement”). Capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement.

In preparing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties and covenants made by officers of Express Scripts, Cigna and New Cigna, including the accuracy and completeness of all statements, representations, warranties and covenants set forth in certificates dated as of the date hereof by officers of Express Scripts, Cigna and New Cigna (the “Officer’s Certificates”). We have also relied upon the accuracy of and completeness of the statements, representations, warranties, covenants and information set forth in (i) the Merger Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

For purposes of our opinion, we have assumed that such statements, representations, warranties, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief or otherwise. We have assumed that the Officer’s Certificates will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 8.3(c) of the Merger Agreement, each as of the Effective Time. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, warranties, covenants and agreements set forth in the documents referred to above and the statements, representations, warranties, covenants and agreements made by Express Scripts, Cigna and New Cigna.  We have also assumed the genuineness of all signatures, the legal capacity and competency of all natural persons and the authenticity of all documents.

Express Scripts Holdings Company
[●], 2018

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (“IRS”) and such other authorities as we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect.  A change in any of the authorities upon which our opinion is based could affect the conclusion herein.  There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court.  In addition, any material changes to the documents referred to above could affect our conclusion herein.

Based upon and subject to the foregoing, (i) we are of the opinion that  under current U.S. federal income tax law, the exchange of Parent Common Stock and Company Common Stock for Holdco Common Stock pursuant to the Merger will qualify for United States federal income tax purposes as a transaction described in Section 351 of the Code and (ii) subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences—Tax Consequences to Holders of Express Scripts Common Stock” constitutes our opinion as to the material U.S. federal income tax consequences of the Mergers to holders of Express Scripts common stock.

Except as set forth above, we express no other opinion.  Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.  Our opinion has been prepared in connection with the Merger and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Our opinion is being delivered prior to the consummation of the Emerson Merger and therefore is prospective and dependent on future events.  We consent to the use of our name in the Registration Statement and with the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,